EXHIBIT 12

                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                              COMPUTATION OF RATIOS

Return on average assets                Net income/Average assets

Return on average stockholders'
equity                                  Net income/Average stockholders' equity

Net interest margin                     Fully tax equivalent net interest
                                        income/Average earning assets

Non-interest income leverage ratio      (Non-interest income less non-operating
                                        gains and losses)/(Non-interest expense
                                        less amortization of goodwill and other
                                        intangible assets)

Efficiency ratio                        (Non-interest expenses less intangible
                                        and non-recurring, non-operational
                                        items)/(Fully tax equivalent net
                                        interest income plus non-interest
                                        income)

Average stockholders' equity to         Average stockholders' equity/Average
average assets                          assets

Average loans to average deposits       Average gross loans/Average deposits

Dividend payout ratio                   Dividends declared/Net income

Allowance for loan losses to period     Allowance for loan losses/Gross loans
end total                               net of unearned interest loans

Tier 1 Capital ratio                    Stockholders' equity less intangible
                                        assets and securities mark-to-market
                                        capital reserve ("Tier 1 Capital")/Risk
                                        adjusted assets

Total Capital ratio                     Tier 1 Capital plus allowance for loan
                                        losses/Risk adjusted assets

Tier 1 Leverage ratio                   Tier 1 Capital/Quarterly average assets

Cash dividends per share                Cash dividends paid/Common shares
                                        outstanding at date of declaration

Book value per share                    Total stockholders' equity/Common
                                        shares outstanding at quarter-end

TANGIBLE Book value per share           (Total stockholders' equity less
                                        goodwill and other intangible assets)/
                                        Common shares outstanding at quarter-end

Nonperforming loans as a percentage     (Nonaccrual loans plus loans past due
of period end loan                      90 days or greater plus renegotiated
                                        loans)/Gross loans net of unearned
                                        interest

Nonperforming assets as a percentage    (Nonaccrual loans plus loans past due
of total assets                         90 days or greater plus renegotiated
                                        loans plus other real estate owned)/
                                        Total assets